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                                              Exhibit 99.1
PRESS RELEASE

CONTACTS:
--------
Jeffrey H. Cohen                           C. William Carey
Wasserstein Perella & Co., Inc.            Little Switzerland, Inc.
(212) 969-2715                             (617) 451-3312

Mary Ellen Goodall
Walter Denby
D.F. King & Co., Inc.
(212) 269-5550

FOR IMMEDIATE RELEASE
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           DESTINATION REQUESTS AN EXTENSION FROM LITTLE SWITZERLAND
           ---------------------------------------------------------

     ST. THOMAS, U.S. VIRGIN ISLANDS, May 14, 1998.....Little Switzerland, Inc.
(NASDAQ:LSVI) today announced that Destination Retail Holdings Corporation has requested an extension of the deadline by which the Merger Agreement contemplates that Destination deposit the merger consideration to that date which is ninety (90) days from the execution of an appropriate extension letter. Destination also confirmed that it is continuing to work with Donaldson, Lufkin & Jenrette, Inc. to obtain the financing necessary to consummate the merger with Little Switzerland.

     Little Switzerland has requested additional information from Destination regarding the status and timing of Destination's financing, and is currently engaged in discussions with Destination regarding these issues. Upon receipt of such information and completion of these discussions, the Board of Directors of Little Switzerland will review and analyze the alternatives available to Little Switzerland. As previously announced, Little Switzerland believes that all of the conditions to the merger have been satisfied, and remains prepared to close the merger at this time. Pursuant to the terms of the Merger Agreement, the parties are contractually obligated to effect the merger as soon as practicable following the satisfaction of all conditions.

     Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 24 stores on ten Caribbean islands, and three stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.